Exhibit 99.1

CONTACT
Matt DiLiberto
Chief Financial Officer
(212) 594-2700

SL GREEN REALTY CORP. REPORTS
FOURTH QUARTER AND FULL YEAR 2015 FFO OF $1.62 AND $6.49 PER SHARE BEFORE TRANSACTION COSTS; AND EPS OF $1.01 AND $2.70 PER SHARE

Financial and Operating Highlights

•
Fourth quarter 2015 FFO of $1.62 per share before transaction related costs of $0.01 per share compared to fourth quarter 2014 FFO of $1.45 per share before transaction related costs of $0.02 per share.

•	Full year 2015 FFO of $6.49 per share before transaction related costs of $0.11 per share compared to the full year 2014 FFO of $5.94 per share before transaction related costs of $0.09 per share.

•
Fourth quarter 2015 net income attributable to common stockholders of $1.01 per share compared to fourth quarter 2014 net income attributable to common stockholders of $0.59 per share. Full year net income attributable to common stockholders of $2.70 per share, compared to prior year net income of $5.23 per share.

•	Combined same-store cash NOI increased 5.0 percent for the fourth quarter and 4.6 percent for the full year as compared to the same periods in the prior year.

•
Signed 44 Manhattan office leases covering 416,198 square feet during the fourth quarter and 189 Manhattan office leases covering 2,255,733 square feet during the full year. The mark-to-market on signed Manhattan office leases was 20.5 percent higher in the fourth quarter than the previously fully escalated rents on the same spaces, resulting in a mark-to-market for the full year of 15.3 percent on signed Manhattan office leases.

•
Signed 27 Suburban office leases covering 193,370 square feet during the fourth quarter and 115 Suburban office leases covering 739,414 square feet during the full year. The mark-to-market on signed Suburban office leases was 5.8 percent higher in the fourth quarter than the previously fully escalated rents on the same spaces.

•	Increased Manhattan same-store occupancy, inclusive of leases signed but not yet commenced, as of December 31, 2015 to 97.1 percent as compared to 95.7 percent as of December 31, 2014.

•	Signed a new lease with Giorgio Armani Corp. that will allow Armani to remain in its flagship retail space at 760 Madison Avenue through 2024.

Investing Highlights

•	Citigroup, Inc. exercised their option to purchase 388-390 Greenwich Street for $2.0 billion, net of any unfunded tenant concessions. The closing is scheduled for December 2017.

•	Closed on the acquisition of the Company's joint venture partner's interest in 600 Lexington Avenue at a gross asset valuation for the consolidated investment of $284.0 million.

•	Closed on the sale of 570-574 Fifth Avenue and 140-150 Grand Avenue for total gross asset valuations of $125.4 million and $32.0 million, respectively.

•	Entered into an agreement to sell the Company's 90 percent stake in the residential condominium at 248-252 Bedford Avenue for a total gross asset valuation of $55.0 million.

•	Originated new debt and preferred equity investments totaling $986.1 million in the fourth quarter, of which $338.1 million was retained.

•	Signed a new full-building, 49-year net lease at 562 Fifth Avenue, which contains an option for the lessee to purchase the property for $100.0 million from the Company.

Financing Highlights

•	Issued $100.0 million of 10-year 4.27% Senior Unsecured Notes via a private placement.

Summary
New York, NY, January 27, 2016 - SL Green Realty Corp. (NYSE: SLG) today reported funds from operations, or FFO, for the quarter ended December 31, 2015 of $168.6 million, or $1.62 per share, before transaction related costs of $1.4 million, or $0.01 per share, as compared to FFO for the same period in 2014 of $146.8 million, or $1.45 per share, before transaction related costs of $2.1 million, or $0.02 per share.

The Company also reported FFO for the year ended December 31, 2015 of $673.3 million, or $6.49 per share, before transaction related costs of $11.5 million, or $0.11 per share, as compared to FFO for the same period in 2014 of $592.1 million, or $5.94 per share, before transaction related costs of $9.1 million, or $0.09 per share.

Net income attributable to common stockholders for the quarter ended December 31, 2015 totaled $101.3 million, or $1.01 per share, compared to net income attributable to common stockholders of $56.8 million, or $0.59 per share, for the same quarter in 2014. Net income attributable to common stockholders for the fourth quarter of 2015 includes $57.3 million, or $0.55 per share, of net gains recognized from the sale of real estate and purchase price fair value adjustments as compared to $19.5 million, or $0.19 for the same quarter in 2014. Net income attributable to common stockholders for the year ended December 31, 2015 totaled $269.1 million, or $2.70 per share, compared to net income attributable to common stockholders of $503.1 million, or $5.23 per share for the same period in 2014. Net income attributable to common stockholders for the current year includes $226.8 million, or $2.19 per share, of net gains recognized from the sale of real estate and purchase price fair value adjustments offset by $127.5 million, or $1.23 per share, of accelerated depreciation expense related to the properties that comprise the One Vanderbilt development site, as compared to $353.8 million, or $3.55 per share, of gains recognized from the sale of real estate and purchase price fair value adjustments for the prior year.

All per share amounts in this press release are presented on a diluted basis.

Operating and Leasing Activity
For the quarter ended December 31, 2015, the Company reported consolidated revenues and operating income of $425.4 million and $259.6 million, respectively, compared to $386.6 million and $223.2 million, respectively, for the same period in 2014. For the year ended December 31, 2015, the Company reported consolidated revenues and operating income of $1.7 billion and $1.0 billion, respectively, compared to $1.5 billion and $880.5 million, respectively, for prior year.

Same-store cash NOI on a combined basis increased by 5.0 percent to $179.2 million and by 4.6 percent to $695.0 million for the quarter and year ended December 31, 2015, respectively, as compared to the same periods in 2014. For the quarter ended December 31, 2015, consolidated property same-store cash NOI increased by 5.1 percent to $160.3 million and unconsolidated joint venture property same-store cash NOI increased by 4.0 percent to $19.0 million, as compared to the same period in 2014. For the year ended December 31, 2015, consolidated property same-store cash NOI increased by 4.5 percent to $620.8 million and unconsolidated joint venture property same-store cash NOI increased by 6.3 percent to $74.1 million, as compared to the same period in 2014.

During the fourth quarter, the Company signed 44 office leases in its Manhattan portfolio totaling 416,198 square feet.  Twelve leases comprising 100,950 square feet represented office leases that replaced previous vacancy. Thirty-two leases comprising 315,248 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated.  Those replacement leases had average starting rents of $66.38 per rentable square foot, representing a 20.5 percent increase over the previously fully escalated rents on the same office spaces.  The average lease term on the Manhattan office leases signed in the fourth quarter was 7.5 years and average tenant concessions were 1.7 months of free rent with a tenant improvement allowance of $17.69 per rentable square foot.

During the year ended December 31, 2015, the Company signed 189 office leases in its Manhattan portfolio totaling 2,255,733 square feet. Fifty-seven leases comprising 867,077 square feet represented office leases that replaced previous vacancy. One hundred thirty-two leases comprising 1,388,656 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated. Those replacement leases had average starting rents of $65.88 per rentable square foot, representing a 15.3 percent increase over the previously fully escalated rents on the same office spaces.

Manhattan same-store occupancy was 97.1 percent at December 31, 2015, inclusive of 218,128 square feet of leases signed but not yet commenced, as compared to 95.7 percent at December 31, 2014 and 97.3 percent at September 30, 2015.

During the fourth quarter, the Company signed 27 office leases in its Suburban portfolio totaling 193,370 square feet.  Ten leases comprising 56,313 square feet represented office leases that replaced previous vacancy. Seventeen leases comprising the remaining 137,057 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated.  Those replacement leases had average starting rents of $32.05 per rentable square foot, representing a 5.8 percent increase over the previously fully escalated rents on the same office spaces.  The average lease term on the Suburban office leases signed in the fourth quarter was 6.0 years and average tenant concessions were 3.2 months of free rent with a tenant improvement allowance of $19.32 per rentable square foot.

During the year ended December 31, 2015, the Company signed 115 office leases in its Suburban portfolio totaling 739,414 square feet. Thirty-nine leases comprising 221,237 square feet represented office leases that replaced previous vacancy. Seventy-six leases comprising 518,177 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated. Those replacement leases had average starting rents of $32.69 per rentable square foot, representing a 1.3 percent decrease over the previously fully escalated rents on the same office spaces.

Same-store occupancy for the Company's Suburban portfolio was 82.5 percent at December 31, 2015, inclusive of 77,950 square feet of leases signed but not yet commenced, as compared to 82.0 percent at December 31, 2014 and 83.4 percent at September 30, 2015.

Significant leases that were signed during the fourth quarter included:

•
New full-building, 49-year net lease at 562 Fifth Avenue. The lease contains an option for the lessee to purchase the property from the Company for $100.0 million with annual escalations in the purchase price after the third year;

•	New lease with Giorgio Armani Corp. that will allow Armani to remain in its flagship retail space at 760 Madison Avenue through 2024 at rental rates reflective of today's market;

•	Early renewal for 52,718 square feet with Penguin Random House LLC at 1745 Broadway, extending the remaining lease term to 7.5 years;

•	Early renewal and expansion for 51,536 square feet with Nomura Holding America at 1100 King Street - 5 International Drive, Rye Brook, New York, extending the remaining lease term to 12.0 years;

•	Early renewal for 50,000 square feet with City University of New York at 555 West 57th Street, extending the remaining lease term to 15.0 years;

•	Early renewal and expansion for 44,874 square feet with Murex North America, Inc. at 810 Seventh Avenue, extending the remaining lease term to 10.8 years;

•	New lease for 38,050 square feet with Golenbock, Eisman, Assor Bell & Peskoe LLP at 711 Third Avenue for 10.5 years;

•	New lease for 31,126 square feet with Fir Tree, Inc. at 55 West 46th Street for 10.0 years; and

•	Early renewal for 22,889 square feet with KPS Capital Partners L.P. at 485 Lexington Avenue, extending the remaining lease term to 12.3 years.

Marketing, general and administrative, or MG&A, expenses for the quarter ended December 31, 2015 were $22.7 million, or 4.7 percent of total combined revenues and an annualized 42 basis points of total combined assets including the Company's share of joint venture revenues and assets. MG&A expenses for the year ended December 31, 2015 were $94.9 million, or 5.0 percent of total combined revenues and 44 basis points of total combined assets including the Company's share of joint venture revenues and assets.

Real Estate Investment Activity
In January, Citigroup, Inc. exercised their option to purchase 388-390 Greenwich Street for $2.0 billion, net of any unfunded tenant concessions. The closing is scheduled for December 2017.

In December, the Company closed on the acquisition of a 45 percent stake in 600 Lexington Avenue, a 36-story, 303,500 square foot Midtown Manhattan office building from Canada Pension Plan Investment Board's (CPPIB), which gives the Company complete ownership of the asset. The transaction implies consideration for the consolidated interests of $284.0 million, or $936 per square foot. The Company and CPPIB acquired the property in May 2010 and completed capital improvements to reposition it as one of the submarket's most desirable locations. With the Company responsible for management and leasing, occupancy has reached 95.5 percent as of December 2015.

In December, the Company closed on the sale of 570-574 Fifth Avenue, two retail development sites, to a single buyer for $125.4 million, or $13,690 per zoning square foot, and recognized a gain on sale of $24.6 million. The sites were acquired by the Company in November 2013 for $78.7 million.

In December, the Company closed on the sale of the properties at 140-150 Grand Street in White Plains, New York for $32.0 million.

In December, the Company entered into an agreement to sell its 90 percent stake in the residential condominium at 248-252 Bedford Avenue, a 72-unit multifamily building owned in partnership with Magnum Real Estate Group, at a gross asset valuation of $55.0 million, or $1,242 per square foot. Situated in Brooklyn's highly sought-after Williamsburg neighborhood, the Company acquired its interest in the newly constructed 44,279 square foot rental property, along with 12 townhomes, for $54.9 million in March 2013. The Company has since sold off the 12 townhomes for gross sales prices totaling $25.5 million. The combined sales of the residential components of the property will generate an approximate IRR of 20 percent upon closing. The transaction is expected to close in the first quarter of 2016, subject to customary closing conditions. The Company continues to own its interest in the building's street level retail condominium comprised of 51,470 square feet.

In October, the Company announced an agreement to sell the leased fee interest in 885 Third Avenue for a gross sale price of $453 million. The Company acquired the leased fee interest in a joint venture partnership in 2007 at a gross asset valuation of $317 million and subsequently fully consolidated its position in 2010 at a gross asset valuation of $352 million. As part of the transaction, the Company will retain an investment. The sale, executed at a capitalization rate of 3.8 percent, will generate net proceeds to the Company of approximately $45 million, after giving consideration to the retained investment and the in-place mortgage of $267.7 million, which is scheduled to mature in 2017. The sale is expected to be completed in the first quarter of 2016, subject to customary closing conditions.

In October, the Company announced an agreement to sell the recently-completed Pace University dormitory tower at 33 Beekman Street, which it owns in a joint venture, for a gross sale price of $196 million. The property was jointly developed by the Company and the Naftali Group. It houses 772 dormitory beds, and features a public plaza and ground-floor retail and amenity space used by the university. The project is the Company’s second successful dormitory development for Pace, following on the heels of a 609-bed dormitory and retail project at 180 Broadway, which was completed and delivered in early 2013. The sale of 33 Beekman, executed at a capitalization rate of 3.9 percent, will generate net proceeds to the Company of approximately $64 million. The sale is expected to be completed in the first half of 2016, subject to customary closing conditions.

Debt and Preferred Equity Investment Activity
The carrying value of the Company’s debt and preferred equity investment portfolio totaled $1.7 billion at December 31, 2015. During the fourth quarter, the Company originated new debt and preferred equity investments totaling $986.1 million, of which $338.1 million was retained and $296.4 million was funded, at a weighted average current yield of 10.3 percent. During the fourth quarter, the Company recorded $148.1 million of principal reductions from investments that were sold or repaid.

During the year ended December 31, 2015, the Company originated new debt and preferred equity investments totaling $1.6 billion, of which $856.4 million was retained and $680.7 million was funded, at a weighted average current yield of 10.0 percent. As of December 31, 2015, the debt and preferred equity investment portfolio had a weighted average maturity of 1.7 years, excluding any extension options, and had a weighted average yield during the fourth quarter of 10.3 percent.

Financing Activity
In December, the Company returned to the unsecured debt markets with an issuance of $100.0 million of 4.27% Senior Unsecured Notes, due December 17, 2025, in a private placement. The Senior Unsecured Notes were co-issued by SL Green Realty Corp., SL Green Operating Partnership, L.P. and Reckson Operating Partnership, L.P.

Dividends
During the fourth quarter of 2015, the Company declared quarterly dividends on its outstanding common and preferred stock as follows:

•
$0.72 per share of common stock, consistent with the previous announcement of a dividend increase in December 2015. The dividend was paid on January 15, 2016 to shareholders of record on the close of business on January 4, 2016. The annual dividend of $2.88 per share represents a 20 percent increase over the prior year; and

•
$0.40625 per share on the Company's 6.50% Series I Cumulative Redeemable Preferred Stock for the period October 15, 2015 through and including January 14, 2016, which was paid on January 15, 2016 to shareholders of record on the close of business on January 4, 2016, and reflects the regular quarterly dividend, which is the equivalent of an annualized dividend of $1.625 per share.

Conference Call and Audio Webcast
The Company's executive management team, led by Marc Holliday, Chief Executive Officer, will host a conference call and audio webcast on Thursday, January 28, 2016 at 2:00 pm ET to discuss the financial results.

The supplemental data will be available prior to the quarterly conference call in the Investors section of the SL Green Realty Corp. website at http://slgreen.com/ under “Financial Reports.”

The live conference call will be webcast in listen-only mode in the Investors section of the SL Green Realty Corp. website at http://slgreen.com/ under “Event Calendar & Webcasts” and on Thomson's StreetEvents Network. The conference may also be accessed by dialing (877) 312-8765 Domestic or (419) 386-0002 International.

A replay of the call will be available through February 4, 2016 by dialing (800) 585-8367 or (404) 537-3406 International, using pass-code 50413135.

Company Profile
SL Green Realty Corp., an S&P 500 company and New York City's largest office landlord, is a fully integrated real estate investment trust, or REIT, that is focused primarily on acquiring, managing and maximizing value of Manhattan commercial properties. As of December 31, 2015, SL Green held interests in 121 Manhattan buildings totaling 48.3 million square feet. This included ownership interests in 30.5 million square feet of commercial buildings and debt and preferred equity investments secured by 17.8 million square feet of buildings. In addition to its Manhattan investments, SL Green held ownership interests in 33 suburban buildings totaling 5.1 million square feet in Brooklyn, Long Island, Westchester County, Connecticut and New Jersey.
To be added to the Company's distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at (212) 594-2700.

Disclaimers
Non-GAAP Financial Measures
During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found in this release and in the Company’s Supplemental Package.

Forward-looking Statement
This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, are forward-looking statements. Forward-looking statements are not guarantees of future performance and we caution you not to place undue reliance on such statements. Forward-looking statements are generally identifiable by the use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," "project," "continue," or the negative of these words, or other similar words or terms.

Forward-looking statements contained in this press release are subject to a number of risks and uncertainties, many of which are beyond our control, that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by forward-looking statements made by us. Factors and risks to our business that could cause actual results to differ from those contained in the forward-looking statements are described in our filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

SL GREEN REALTY CORP.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited and in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues:
Rental revenue, net	$319,961	$294,189	$1,245,981	$1,121,066
Escalation and reimbursement	47,882	44,167	178,512	164,376
Investment income	44,540	41,048	181,128	178,815
Other income	13,007	7,223	57,208	55,721
Total revenues	425,390	386,627	1,662,829	1,519,978
Expenses:
Operating expenses, including related party expenses of $6,477 and $20,071 in 2015 and $6,125 and $19,308 in 2014	76,085	71,165	301,624	282,283
Real estate taxes	59,684	58,141	232,702	217,843
Ground rent	8,308	8,146	32,834	32,307
Interest expense, net of interest income	88,176	80,976	323,870	317,400
Amortization of deferred financing costs	7,621	6,640	27,348	22,377
Depreciation and amortization	106,800	97,273	560,887	371,610
Transaction related costs	1,391	2,153	11,430	8,707
Marketing, general and administrative	22,734	22,710	94,873	92,488
Total expenses	370,799	347,204	1,585,568	1,345,015
Income from continuing operations before equity in net income from unconsolidated joint ventures, equity in net (loss) gain on sale of interest in unconsolidated joint venture/real estate, purchase price fair value adjustment, gain on sale of real estate, depreciable real estate reserves and loss on early extinguishment of debt	54,591	39,423	77,261	174,963
Equity in net income from unconsolidated joint ventures	2,377	5,756	13,028	26,537
Equity in net (loss) gain on sale of interest in unconsolidated joint venture/real estate	(206)	673	15,844	123,253
Gain on sale of investment in marketable securities	—	3,895	—	3,895
Purchase price fair value adjustment	40,078	—	40,078	67,446
Gain on sale of real estate, net	16,270	—	175,974	—
Depreciable real estate reserves	—	—	(19,226)	—
Loss on early extinguishment of debt	—	(6,865)	(49)	(32,365)
Income from continuing operations	113,110	42,882	302,910	363,729
Net income from discontinued operations	—	3,626	427	19,075
Gain on sale of discontinued operations	1,139	18,817	14,122	163,059
Net income	114,249	65,325	317,459	545,863
Net income attributable to noncontrolling interests in the Operating Partnership	(3,931)	(2,457)	(10,565)	(18,467)
Net income attributable to noncontrolling interests in other partnerships	(2,626)	(1,545)	(15,843)	(6,590)
Preferred unit distributions	(2,651)	(800)	(6,967)	(2,750)
Net income attributable to SL Green	105,041	60,523	284,084	518,056
Perpetual preferred stock dividends	(3,738)	(3,738)	(14,952)	(14,952)
Net income attributable to SL Green common stockholders	$101,303	$56,785	$269,132	$503,104

Earnings Per Share (EPS)
Net income per share (Basic)	$1.02	$0.59	$2.71	$5.25
Net income per share (Diluted)	$1.01	$0.59	$2.70	$5.23

Funds From Operations (FFO)
FFO per share (Basic)	$1.61	$1.44	$6.41	$5.87
FFO per share (Diluted)	$1.61	$1.43	$6.38	$5.85

Basic ownership interest
Weighted average REIT common shares for net income per share	99,758	96,770	99,345	95,774
Weighted average partnership units held by noncontrolling interests	3,829	3,791	3,900	3,514
Basic weighted average shares and units outstanding	103,587	100,561	103,245	99,288

Diluted ownership interest
Weighted average REIT common share and common share equivalents	100,226	97,243	99,835	96,182
Weighted average partnership units held by noncontrolling interests	3,829	3,791	3,900	3,514
Diluted weighted average shares and units outstanding	104,055	101,034	103,735	99,696

SL GREEN REALTY CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	December 31,	December 31,
	2015	2014
	(Unaudited)
Assets
Commercial real estate properties, at cost:
Land and land interests	$4,779,159	$3,844,518
Building and improvements	10,423,739	8,778,593
Building leasehold and improvements	1,431,259	1,418,585
Properties under capital lease	47,445	27,445
	16,681,602	14,069,141
Less accumulated depreciation	(2,060,706)	(1,905,165)
	14,620,896	12,163,976
Assets held for sale	34,981	462,430
Cash and cash equivalents	255,399	281,409
Restricted cash	233,578	149,176
Investment in marketable securities	45,138	39,429
Tenant and other receivables, net of allowance of $17,618 and $18,068 in 2015 and 2014, respectively	63,491	57,369
Related party receivables	10,650	11,735
Deferred rents receivable, net of allowance of $21,730 and $27,411 in 2015 and 2014, respectively	498,776	374,944
Debt and preferred equity investments, net of discounts and deferred origination fees of $18,759 and $19,172 in 2015 and 2014, respectively	1,670,020	1,408,804
Investments in unconsolidated joint ventures	1,203,858	1,172,020
Deferred costs, net	370,435	327,962
Other assets	850,719	647,333
Total assets	$19,857,941	$17,096,587

Liabilities
Mortgages and other loans payable	$6,992,504	$5,586,709
Revolving credit facility	994,000	385,000
Term loan and senior unsecured notes	2,319,244	2,107,078
Accrued interest payable and other liabilities	210,883	137,634
Accounts payable and accrued expenses	196,213	173,246
Deferred revenue	399,102	187,148
Capitalized lease obligations	41,360	20,822
Deferred land leases payable	1,783	1,215
Dividend and distributions payable	79,790	64,393
Security deposits	68,023	66,614
Liabilities related to assets held for sale	29,000	266,873
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	100,000
Total liabilities	11,431,902	9,096,732

Commitments and contingencies	—	—
Noncontrolling interest in the Operating Partnership	424,206	469,524
Preferred units	282,516	71,115

Equity
Stockholders’ equity:
Series I Preferred Stock, $0.01 par value, $25.00 liquidation preference, 9,200 issued and outstanding at both December 31, 2015 and December 31, 2014	221,932	221,932
Common stock, $0.01 par value 160,000 shares authorized, 100,063 and 97,325 issued and outstanding at December 31, 2015 and December 31, 2014, respectively (including 87 shares held in Treasury at December 31, 2015)	1,001	974
Additional paid-in capital	5,439,735	5,113,759
Treasury stock at cost	(10,000)	—
Accumulated other comprehensive loss	(8,749)	(6,980)
Retained earnings	1,643,546	1,607,689
Total SL Green Realty Corp. stockholders’ equity	7,287,465	6,937,374
Noncontrolling interests in other partnerships	431,852	521,842
Total equity	7,719,317	7,459,216
Total liabilities and equity	$19,857,941	$17,096,587

SL GREEN REALTY CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited and in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
FFO Reconciliation:
Net income attributable to SL Green common stockholders	$101,303	$56,785	$269,132	$503,104
Add:
Depreciation and amortization	106,800	97,273	560,887	371,610
Discontinued operations depreciation adjustments	—	147	—	5,581
Joint venture depreciation and noncontrolling interest adjustments	10,373	6,508	34,226	33,487
Net income attributable to noncontrolling interests	6,557	4,002	26,408	25,057
Less:
Gain on sale of real estate and discontinued operations, net	17,409	18,817	190,096	163,059
Equity in net (loss) gain on sale of interest in unconsolidated joint venture/real estate	(206)	673	15,844	123,253
Purchase price fair value adjustment	40,078	—	40,078	67,446
Depreciable real estate reserves, net of recoveries	—	—	(19,226)	—
Depreciation on non-rental real estate assets	511	525	2,036	2,045
Funds From Operations attributable to SL Green common stockholders and noncontrolling interests	$167,241	$144,700	$661,825	$583,036

	Consolidated Properties		SL Green's share of Unconsolidated Joint Ventures		Combined
	Three Months Ended		Three Months Ended		Three Months Ended
	December 31,		December 31,		December 31,
Operating income and Same-store NOI Reconciliation:	2015	2014	2015	2014	2015	2014
Income from continuing operations before equity in net income from unconsolidated joint ventures, equity in net gain on sale of interest in unconsolidated joint venture/real estate, purchase price fair value adjustment, gain on sale of real estate, depreciable real estate reserves and loss on early extinguishment of debt	$54,591	$39,423

Equity in net income from unconsolidated joint ventures	2,377	5,756	2,377	5,756
Depreciation and amortization	106,800	97,273	16,965	13,395
Interest expense, net of interest income	88,176	80,976	18,710	14,000
Amortization of deferred financing costs	7,621	6,640	1,689	1,310
Loss on early extinguishment of debt	—	(6,865)	—	—
Operating income	259,565	223,203	39,741	34,461

Marketing, general and administrative expense	22,734	22,710	—	—
Net operating income from discontinued operations	—	5,441	—	—
Transaction related costs, net	1,391	2,153	—	(29)

Non-building revenue	(57,885)	(43,703)	(6,470)	(1,577)
Equity in net income from unconsolidated joint ventures	(2,377)	(5,756)	—	—
Loss on early extinguishment of debt	—	6,865	2	—
Net operating income (NOI)	223,428	210,913	33,273	32,855	$256,701	$243,768

NOI from discontinued operations	—	(5,441)	—	—	—	(5,441)
NOI from other properties/affiliates	(51,880)	(39,927)	(12,621)	(12,684)	(64,501)	(52,611)
Same-Store NOI	171,548	165,545	20,652	20,171	192,200	185,716

Ground lease straight-line adjustment	393	400	—	—	393	400

Straight-line and free rent	(8,638)	(10,307)	(1,318)	(1,573)	(9,956)	(11,880)
Rental income - FAS 141	(3,048)	(3,115)	(383)	(369)	(3,431)	(3,484)
Same-store cash NOI	$160,255	$152,523	$18,951	$18,229	$179,206	$170,752

	Consolidated Properties		SL Green's share of Unconsolidated Joint Ventures		Combined
	Twelve Months Ended		Twelve Months Ended		Twelve Months Ended
	December 31,		December 31,		December 31,
Operating income and Same-store NOI Reconciliation:	2015	2014	2015	2014	2015	2014
Income from continuing operations before equity in net income from unconsolidated joint ventures, equity in net gain on sale of interest in unconsolidated joint venture/real estate, purchase price fair value adjustment, gain on sale of real estate, depreciable real estate reserves and loss on early extinguishment of debt	$77,261	$174,963

Equity in net income from unconsolidated joint ventures	13,028	26,537	13,028	26,537
Depreciation and amortization	560,887	371,610	62,766	60,692
Interest expense, net of interest income	323,870	317,400	70,018	61,556
Amortization of deferred financing costs	27,348	22,377	5,770	6,008
Loss on early extinguishment of debt	(49)	(32,365)	—	—
Operating income	1,002,345	880,522	151,582	154,793

Marketing, general and administrative expense	94,873	92,488	—	—
Net operating income from discontinued operations	488	37,790	—	—
Transaction related costs, net	11,430	8,707	37	372

Non-building revenue	(195,944)	(217,857)	(25,690)	(17,467)
Equity in net income from unconsolidated joint ventures	(13,028)	(26,537)	—	—
Loss on early extinguishment of debt	49	32,365	497	3,382
Net operating income (NOI)	900,213	807,478	126,426	141,080	$1,026,639	$948,558

NOI from discontinued operations	(488)	(37,790)	—	—	(488)	(37,790)
NOI from other properties/affiliates	(210,584)	(114,361)	(44,943)	(62,229)	(255,527)	(176,590)
Same-Store NOI	689,141	655,327	81,483	78,851	770,624	734,178

Ground lease straight-line adjustment	1,595	1,602	—	—	1,595	1,602

Straight-line and free rent	(57,615)	(46,210)	(5,829)	(7,471)	(63,444)	(53,681)
Rental income - FAS 141	(12,296)	(16,377)	(1,512)	(1,607)	(13,808)	(17,984)
Same-store cash NOI	$620,825	$594,342	$74,142	$69,773	$694,967	$664,115

SL GREEN REALTY CORP.
SELECTED OPERATING DATA-UNAUDITED

	December 31,
	2015	2014
Manhattan Operating Data: (1)
Net rentable area at end of period (in 000’s)	24,029	21,905
Portfolio percentage leased at end of period	94.2%	95.2%
Same-Store percentage leased at end of period	96.1%	94.7%
Number of properties in operation	32	30

Office square feet where leases commenced during quarter ended (rentable)	390,771	303,677
Average mark-to-market percentage-office	15.3%	14.7%
Average starting cash rent per rentable square foot-office	$65.48	$59.49

(1)Includes wholly-owned and joint venture properties.